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OMB APPROVAL
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OMB Number 3235-0382
Expires: September 30, 1998
Estimated average burden
hours per response ....... 1.0
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U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 5

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_] Form 3 Holdings Reported

[_] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

Kreisler Kathi A
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(Last) (First) (Middle)

14 Maria Drive
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(Street)

Sparta NJ 07871
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(City) (State) (Zip)

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2. Issuer Name and Ticker or Trading Symbol

KBF Pollution Mgt Inc. KBFP
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4. Statement for Month/Year

2002
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
(Check all applicable)

[X] Director [X] 10% Owner
[X] Officer (give title below) [_] Other (specify below)

VICE PRESIDENT
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7. Individual or Joint/Group Filing
(Check applicable line)

[_] Form filed by one Reporting Person
[_] Form filed by more than one Reporting Person
________________________________________________________________________________

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Table I -- Non-Derivative Securities Acquired, Disposed of,
or Beneficially Owned
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1. Title of Security (Instr. 3)	2. Transaction Date (mm/dd/yy)	3. Transaction Code (Instr. 8)	4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5) ----------------------------- Amount | (A) or (D) | Price	5. Amount of Securities Beneficially Owned at End of Issuer's Fiscal Year (Instr. 3 and 4)	6. Ownership Form: Direct (D) or Indirect (I) (Instr.4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
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Common Stock				7,124,308	D
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* If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(Over)
(Form 5-07/98)

FORM 5 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative Security (Instr. 3)	2. Conversion or Exercise Price of Derivative Security	3. Transaction Date (Month/ Day/ Year)	4. Transaction Code (Instr. 8)	5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5) ---------------- (A) | (D)	6. Date Exercisable and Expiration Date (Month/Day/Year) ---------------- Date Exercisable | Expiration Date	7. Title and Amount of Underlying Securities (Instr. 3 and 4) ------------ Title | Amount or Number of Shares	8. Price of Derivative Security (Instr. 5)	9. Number of Derivative Securities Beneficially Owned at End of Year (Instr. 4)	10. Ownership of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)
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Explanation of Responses:
Derivative securities exercised pursuant to terms and conditions of the Company’s Option Note Exercise Plan and retired.

/s/ Kathi Kreisler 02/15/03
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**Signature of Reporting Person Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.